Mintz, Levin, Ferris, Glovsky and Popeo, P.C.
                One Financial Center
                Boston, Massachusetts 02111


                                            Telephone  617/542-6000
                                    Direct Dial Number 617/348-1669

                                                  February 21, 1997

Northeast Investors Growth Fund
50 Congress Street
Boston, MA  02109

Dear Sirs:

     We are furnishing this opinion and consent to the use of our name with a view to your filing the same or duplicates thereof with the Securities and Exchange Commission, Washington, D.C., in connection with the filing of
Rule 24f-2 Notice by you with said commission with which this opinion or
duplicates thereof are to be filed.   Said Rule 24f-2 Notice is being filed
pursuant to the election made by Northeast Investors Growth fun to register an indefinite number of shares of beneficial interest ("Shares") in Northeast Investors Growth Fund.

     We act as your general legal counsel and have examined all such records, papers and documents as we believe necessary in order to enable us to render the opinion set forth below.

     On the basis of the foregoing we are of the opinion that:

     1. Northeast Investors Growth Fund (the "Fund") was duly organized and is a lawfully existing business trust under the laws of the Commonwealth of Massachusetts.

     2. The Fund has authorized capital stock consisting of an unlimited number of shares of beneficial interest without par value.

     3. The 8,609,169 Shares which were sold by the Fund and the 4,382,349 shares issued to shareholders in reinvestment of distributions in the fiscal year ended December 31, 1996 were legally and validly issued, fully paid and nonassessable.

                                             Very truly yours,



                                             Mintz, Levin, Cohn, Ferris,
                                             Glovsky and Popeo, P.C.